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
                                               COUNTRY OR STATE /
NAME OF SUBSIDIARY                             PROVINCE OF INCORPORATION
------------------                             -------------------------
724 Solutions Corp...........................  Delaware
724 Solutions International SRL..............  Barbados
724 Solutions (UK) Limited...................  United Kingdom
724 Solutions SRL Holdco ULC.................  Nova Scotia
1345721 Ontario Limited......................  Ontario
Ezlogin.com, Inc.............................  California
YRLess Internet Corporation..................  Canada
Spyonit.com, Inc.............................  Delaware
Tantau Software, Inc.........................  Delaware
Tantau Software International, Inc. .........  Delaware
Tantau Software International, Pty Limited...  Australia
Tantau Software International Japan KK.......  Japan
